Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Second Quarter Results

TEANECK, N.J., February 8, 2023 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its second quarter ended December 31, 2022.

Highlights for the three months ended December 31, 2022 (compared to the three months ended December 31, 2021)

-Net sales of $244.6 million, an increase of $11.9 million, or 5%
-Net income of $7.2 million, a decrease of $10.3 million, or 59%
-Diluted EPS of $0.18, a decrease of $0.25, or 59%
-Adjusted EBITDA of $30.9 million, an increase of $1.8 million, or 6%
-Adjusted net income of $13.8 million, a decrease of $1.3 million, or 9%
-Adjusted diluted EPS of $0.34, a decrease of $0.03, or 9%

COMMENTARY

“We were pleased with our second quarter performance. In our core business segment, Animal Health, we reported our seventh consecutive quarter of year-over-year sales growth in each of our three major product categories. On a calendar-year basis, this translates into sales growth of more than 20% in 2022 over 2020, which relative to some industry reports, puts us in the top tier of animal health companies,” said Jack Bendheim, Phibro’s Chairman, President, and Chief Executive Officer.

Jack continued, “We are excited to have Alejandro Bernal join our Board of Directors. We welcome his insights and believe they will be particularly impactful with respect to our companion animal business, which we seek to meaningfully grow over the coming years as we continue to focus on progressing our pipeline of projects in development.”

QUARTERLY RESULTS

Net sales

Net sales of $244.6 million for the three months ended December 31, 2022, increased $11.9 million, or 5%, as compared to the three months ended December 31, 2021. Animal Health and Performance Products increased $12.9 million and $4.1 million, respectively. Mineral Nutrition decreased $5.0 million.

Animal Health

Net sales of $163.8 million for the three months ended December 31, 2022, increased $12.9 million, or 9%. Net sales of MFAs and other increased $5.5 million, or 6%, due to increased demand for our MFAs in Latin America and for processing aids used in the ethanol fermentation industry. Net sales of nutritional specialty products increased $6.5 million, or 17%, due mostly to higher domestic demand and higher average selling prices for dairy products, along with growth in the companion animal product. Net sales of vaccines increased $0.9 million, or 4%, due to increased demand.

Mineral Nutrition

Net sales of $61.6 million for the three months ended December 31, 2022, decreased $5.0 million, or 8%, driven by a decrease in demand for trace minerals, partially offset by higher average selling prices. The increase in average selling prices is correlated to the movement of the underlying raw material costs.

Performance Products

Net sales of $19.2 million for the three months ended December 31, 2022, increased $4.1 million, or 27%, primarily as a result of increased demand for copper-based products and higher average selling prices for copper-based products and ingredients for personal care products.

Gross profit

Gross profit of $77.4 million for the three months ended December 31, 2022, increased $6.7 million, or 9%, as compared to the three months ended December 31, 2021. Gross margin increased 120 basis points to 31.6% of net sales for the three months ended December 31, 2022, as compared to 30.4% for the three months ended December 31, 2021, due to favorable product and geographical mix and lower production costs.

Animal Health gross profit increased $6.3 million, primarily driven by higher sales volumes and favorable production costs. Mineral Nutrition gross profit decreased $1.1 million, driven primarily by lower sales volume and an increase in raw material costs. Performance Products gross profit increased $1.5 million as a result of increased demand and higher average selling prices for copper-based products.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $61.5 million for the three months ended December 31, 2022, increased $13.2 million, or 27%, as compared to the three months ended December 31, 2021. SG&A for the three months ended December 31, 2022, included $6.6 million of environmental remediation costs. The majority of these environmental remediation costs relate to a tentative settlement we have reached in a lawsuit concerning alleged historical environmental contamination from a facility in California we acquired years ago within our Performance Products segment. SG&A for the three months ended December 31, 2021, included a $1.2 million gain on sale of investment. Excluding the environmental remediation costs and the gain on sale of investment, SG&A increased $5.4 million, or 11%.

Animal Health SG&A increased $3.4 million, primarily due to an increase in employee-related and other miscellaneous costs. Mineral Nutrition SG&A was comparable to prior year. Performance Products SG&A increased $0.5 million. Corporate costs increased by $1.4 million, driven by net changes in costs related to employees and strategic investments.

Interest expense, net

Interest expense, net of $3.9 million for the three months ended December 31, 2022, increased by $0.9 million, as compared to the three months ended December 31, 2021, due to increased debt outstanding, partially offset by an increase in interest income and lower average fixed rates in our interest rate swap agreement.

Foreign currency gains, net

Foreign currency gains, net for the three months ended December 31, 2022, were $0.1 million, as compared to $4.2 million of net gains for the three months ended December 31, 2021. Prior period gains were driven by the weakening of certain currencies relative to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $4.9 million and $6.1 million for the three months ended December 31, 2022 and 2021, respectively. The effective income tax rate was 40.5% and 25.8% for the three months ended December 31, 2022 and 2021, respectively. The current provision for income taxes was impacted by the final foreign tax credit regulations that were in effect during the three months ended December 31, 2022, in addition to losses generated in international jurisdictions where no tax benefit is being recognized.

Net income

Net income of $7.2 million for the three months ended December 31, 2022, decreased $10.3 million, as compared to net income of $17.5 million for the three months ended December 31, 2021. Operating income decreased $6.5 million, driven by higher SG&A, partially offset by favorable gross profit. Excluding the $6.6 million environmental remediation costs, operating income would have increased $0.1 million. The increase in gross profit was due to higher product demand and higher selling prices. Interest expense, net increased $0.9 million and foreign currency gains, net decreased $4.0 million. Income tax expense decreased by $1.2 million.

Adjusted EBITDA

Adjusted EBITDA of $30.9 million for the three months ended December 31, 2022, increased $1.8 million, as compared to the three months ended December 31, 2021. Animal Health Adjusted EBITDA increased $3.4 million due to higher gross profit margin, partially offset by higher SG&A. Performance Products Adjusted EBITDA increased $1.0 million due to higher gross profit, also partially offset by higher SG&A. Mineral Nutrition Adjusted EBITDA decreased $1.1 million, driven by lower gross profit. Corporate expenses increased $1.4 million, driven by increased costs related to employees and strategic investments.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended December 31, 2022 and 2021, were 34.3% and 25.5%, respectively. The increase in our adjusted effective income tax rate was driven by changes in the final foreign tax credit regulations that went into effect on July 1, 2022, in addition to losses generated in international jurisdictions where no tax benefit is being recognized.

Adjusted Net Income

Adjusted net income of $13.8 million for the three months ended December 31, 2022, decreased $1.3 million, or 9%, as compared to the prior year. The decrease was driven by higher SG&A and a higher tax provision, offset by higher gross profit. The increase in gross profit resulted from higher sales, partially offset by higher raw material and production costs. SG&A expenses increased due to net changes in costs related to employee and employee-related costs and an increase in strategic investments.

Adjusted diluted EPS

Adjusted diluted EPS was $0.34 for the quarter, a decrease of $0.03, or 9%, as compared to $0.37 in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $(45) million(1) for the twelve months ended December 31, 2022
●	4.2x gross leverage ratio as of December 31, 2022
-$477 million total debt
-$113 million Adjusted EBITDA for the twelve months ended December 31, 2022
●	Liquidity of $202 million, consisting of $78 million of cash and short-term investments on hand and $124 million of available revolving credit (subject to leverage ratio limitations) as of December 31, 2022

(1)	Free cash flow equals cash flow from operating activities less capital expenditures for the trailing 12-months ended December 31, 2022, and excluded a $15 million purchase of property financed in part by a secured term loan during the quarter ended September 30, 2022, included within capital expenditures in the Consolidated Statements of Cash Flows, included in Item 1 of our most recent Quarterly Report on Form 10-Q.

The $(45) million in free cash flow for the twelve months ended December 31, 2022, is driven primarily by a $58 million increase in inventory over the same period, representing approximately one month of additional inventory on hand intended to mitigate the risk of supply chain disruptions impacting the Company’s ability to fulfill customer orders on a timely basis.

FISCAL YEAR 2023 FINANCIAL GUIDANCE

The Company updated guidance for GAAP Net Income and Diluted EPS primarily to reflect the unfavorable impact of non-operational environmental remediation costs recorded in the quarter ended December 31, 2022, but reiterated guidance for other financial metrics as detailed below.

Financial guidance for the year ending June 30, 2023, is as follows:

●	Net sales of $960 million - $1 billion (unchanged)
●	Net income of $34 - $38 million, from $39 - $43 million
●	Diluted EPS of $0.84 - $0.94, from $0.96 - $1.06
●	Adjusted EBITDA of $113 - $118 million (unchanged)
●	Adjusted net income of $49 - $53 million (unchanged)
●	Adjusted diluted EPS of $1.21 - $1.31 (unchanged)
●	Adjusted effective tax rate of 33% (unchanged)

Guidance for GAAP measures assumes actual foreign exchange losses for the six months ended December 31, 2022, and the Company’s projected foreign exchanges rates for the six months ending June 30, 2023.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, February 9, 2023
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Six Months
For the Periods Ended December 31	2022	2021	Change		2022	2021	Change

	(in millions, except per share amounts and percentages)
Net sales	$244.6	$232.7	$11.9	5%	$477.2	$447.4	$29.8	7%
Cost of goods sold	167.3	162.0	5.2	3%	331.1	312.0	19.1	6%
Gross profit	77.4	70.7	6.7	9%	146.0	135.4	10.7	8%
Selling, general and administrative	61.5	48.4	13.2	27%	116.5	98.4	18.1	18%
Operating income	15.8	22.3	(6.5)	(29)%	29.5	36.9	(7.4)	(20)%
Interest expense, net	3.9	3.0	0.9	32%	7.0	5.8	1.1	19%
Foreign currency (gains) losses, net	(0.1)	(4.2)	4.0	*	5.1	(2.1)	7.1	*
Income before income taxes	12.1	23.5	(11.4)	(49)%	17.5	33.1	(15.6)	(47)%
Provision for income taxes	4.9	6.1	(1.2)	(19)%	6.5	9.1	(2.7)	(29)%
Net income	$7.2	$17.5	$(10.3)	(59)%	$11.1	$24.0	$(12.9)	(54)%

Net income per share - basic and diluted	$0.18	$0.43	$(0.25)	(59)%	$0.27	$0.59	$(0.32)	(54)%

Weighted average common shares outstanding
basic and diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	31.6%	30.4%			30.6%	30.3%
Selling, general and administrative	25.2%	20.8%			24.4%	22.0%
Operating income	6.5%	9.6%			6.2%	8.2%
Income before income taxes	4.9%	10.1%			3.7%	7.4%
Net income	2.9%	7.5%			2.3%	5.4%
Effective tax rate	40.5%	25.8%			36.9%	27.6%

Amounts and percentages may reflect rounding adjustments

*Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Six Months
For the Periods Ended December 31	2022	2021	Change		2022	2021	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$97.2	$91.7	$5.5	6%	$190.0	$175.5	$14.5	8%
Nutritional specialties	43.9	37.3	6.5	17%	82.9	73.3	9.6	13%
Vaccines	22.8	21.9	0.9	4%	45.8	43.1	2.7	6%
Animal Health	163.8	150.9	12.9	9%	318.7	291.9	26.7	9%
Mineral Nutrition	61.6	66.7	(5.0)	(8)%	121.3	121.1	0.2	0%
Performance Products	19.2	15.1	4.1	27%	37.2	34.4	2.9	8%
Total	$244.6	$232.7	$11.9	5%	$477.2	$447.4	$29.8	7%

Adjusted EBITDA
Animal Health	$37.1	$33.7	$3.4	10%	$64.0	$61.3	$2.7	4%
Mineral Nutrition	4.4	5.5	(1.1)	(20)%	9.7	10.1	(0.4)	(4)%
Performance Products	2.3	1.3	1.0	73%	4.7	3.5	1.2	34%
Corporate	(12.8)	(11.5)	(1.4)	12%	(25.3)	(23.3)	(2.0)	9%
Total	$30.9	$29.1	$1.8	6%	$53.0	$51.6	$1.5	3%

Ratio to segment net sales
Animal Health	22.6%	22.3%			20.1%	21.0%
Mineral Nutrition	7.1%	8.3%			8.0%	8.3%
Performance Products	11.9%	8.8%			12.5%	10.1%
Corporate (1)	(5.2)%	(4.9)%			(5.3)%	(5.2)%
Total (1)	12.6%	12.5%			11.1%	11.5%

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$7.2	$17.5	$(10.3)	(59)%	$11.1	$24.0	$(12.9)	(54)%
Interest expense, net	3.9	3.0	0.9	32%	7.0	5.8	1.1	19%
Provision for income taxes	4.9	6.1	(1.2)	(19)%	6.5	9.1	(2.7)	(29)%
Depreciation and amortization	8.5	8.0	0.5	6%	16.9	15.9	1.1	7%
EBITDA	24.5	34.5	(10.0)	(29)%	41.4	54.8	(13.4)	(24)%
Environmental remediation costs	6.6	—	6.6	*	6.6	—	6.6	*
Gain on sale of investment	—	(1.2)	1.2	*	—	(1.2)	1.2	*
Foreign currency losses, net	(0.1)	(4.2)	4.0	*	5.1	(2.1)	7.1	*
Adjusted EBITDA	$30.9	$29.1	$1.8	6%	$53.0	$51.6	$1.5	3%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)	Reflects ratio to total net sales

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Six Months
For the Periods Ended December 31	2022	2021	Change		2022	2021	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$7.2	$17.5	$(10.3)	(59)%	$11.1	$24.0	$(12.9)	(54)%
Acquisition-related intangible amortization(1)	1.7	1.4	0.3	19%	3.3	2.9	0.4	15%
Acquisition-related intangible amortization(2)	0.8	0.7	0.0	6%	1.5	1.4	0.1	9%
Environmental remediation costs(2)	6.6	—	6.6	*	6.6	—	6.6	*
Gain on sale of investment(2)	—	(1.2)	1.2	*	—	(1.2)	1.2	*
Foreign currency (gains) losses, net(3)	(0.1)	(4.2)	4.0	*	5.1	(2.1)	7.1	*
Adjustments to income taxes(4)	(2.3)	0.9	(3.2)	*	(5.4)	0.3	(5.7)	*
Adjusted net income	$13.8	$15.1	$(1.3)	(9)%	$22.1	$25.3	$(3.2)	(13)%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold(1)	$165.6	$160.6	$5.0	3%	$327.8	$309.2	$18.7	6%
Adjusted gross profit	79.0	72.1	7.0	10%	149.4	138.2	11.1	8%
Adjusted selling, general and administrative(2)	54.2	48.8	5.3	11%	108.4	98.3	10.2	10%
Adjusted interest expense, net	3.9	3.0	0.9	32%	7.0	5.8	1.1	19%
Adjusted income before income taxes	21.0	20.3	0.7	3%	34.0	34.1	(0.1)	(0)%
Adjusted provision for income taxes(4)	7.2	5.2	2.0	39%	11.9	8.8	3.0	34%
Adjusted net income	$13.8	$15.1	$(1.3)	(9)%	$22.1	$25.3	$(3.2)	(13)%

Adjusted net income per share
diluted	$0.34	$0.37	$(0.03)	(9)%	$0.55	$0.62	$(0.07)	(13)%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	32.3%	31.0%			31.3%	30.9%
Adjusted selling, general and administrative	22.2%	21.0%			22.7%	22.0%
Adjusted income before income taxes	8.6%	8.7%			7.1%	7.6%
Adjusted net income	5.6%	6.5%			4.6%	5.7%
Adjusted effective tax rate	34.3%	25.5%			34.9%	25.9%

Amounts and percentages may reflect rounding adjustments

*	Calculation not meaningful
(1)	Adjusted cost of goods sold excludes acquisition-related intangible amortization
(2)	Adjusted selling, general and administrative excludes acquisition-related intangible amortization, environmental remediation costs, and gain on sale of investment
(3)	Foreign currency losses, net are excluded from adjusted net income
(4)	Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments and certain income tax items

Phibro Animal Health Corporation

Operating, Investing and Free Cash Flows

	Three Months			Six Months
For the Periods Ended December 31	2022	2021	Change	2022	2021	Change

	(in millions)
EBITDA	$24.5	$34.5	$(10.0)	$41.4	$54.8	$(13.4)
Adjustments
Environmental remediation costs	6.6	—	6.6	6.6	—	6.6
Gain on sale of investment	—	(1.2)	1.2	—	(1.2)	1.2
Foreign currency (gains) losses, net	(0.1)	(4.2)	4.0	5.1	(2.1)	7.1
Interest paid, net	(3.7)	(2.8)	(0.9)	(6.6)	(5.5)	(1.1)
Income taxes paid	(5.5)	(3.1)	(2.4)	(9.3)	(6.0)	(3.3)
Changes in operating assets and liabilities and other items	(24.2)	(3.1)	(21.1)	(50.3)	(16.1)	(34.2)
Net cash (used) provided by operating activities	$(2.5)	$20.1	$(22.6)	$(13.2)	$23.9	$(37.1)

Short-term investments, net	$—	$23.9	$(23.9)	$7.0	$10.9	$(3.9)
Capital expenditures	(9.8)	(7.7)	(2.1)	(33.0)	(15.1)	(17.9)
Cash proceeds from the sale of investment	—	1.4	(1.4)	—	1.4	(1.4)
Other investing, net	0.0	—	0.0	0.0	(0.2)	0.2
Net cash used by investing activities	$(9.8)	$17.6	$(27.3)	$(26.0)	$(3.1)	$(22.9)
Net cash flow before financing activities	$(12.3)	$37.7	$(50.0)	$(39.1)	$20.8	$(60.0)

Free cash flow:
Net cash (used) provided by operating activities	$(2.5)	$20.1	$(22.6)	$(13.2)	$23.9	$(37.1)
Capital expenditures	(9.8)	(7.7)	(2.1)	(33.0)	(15.1)	(17.9)
Building purchase	—	—	—	15.0	—	15.0
Free cash flow (adjusted)	$(12.3)	$12.4	$(24.7)	$(31.2)	$8.8	$(40.0)

Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com